Exhibit 4.2

MBNA MASTER CREDIT CARD TRUST II

SECOND AMENDMENT TO
SERIES 2001-D SUPPLEMENT


		THIS SECOND AMENDMENT TO SERIES 2001-D SUPPLEMENT, dated as of April 2, 2003 (the "Amendment") is by and between MBNA AMERICA BANK, NATIONAL ASSOCIATION, as Seller and Servicer, and THE BANK OF NEW YORK, as Trustee.

		WHEREAS the Seller and Servicer and the Trustee have executed that certain Pooling and Servicing Agreement, dated as of August 4, 1994 (as amended and supplemented through the date hereof and as the same may be further amended, supplemented or otherwise modified and in effect from time to time, the "Pooling and Servicing Agreement");

		WHEREAS the Seller and Servicer and the Trustee have executed that certain Series 2001-D Supplement dated as of May 24, 2001 (the "Supplement");

		WHEREAS the Seller and Servicer and the Trustee wish to amend the Supplement as provided herein;

		NOW THEREFORE, in consideration of the promises and the agreements contained herein, the parties hereto agree to amend the provisions of the Supplement as follows:

SECTION 1.	Amendment to Section 2.  Section 2 shall be and
hereby is amended by:
(a)	deleting the definition of "Investor Default Target
Deposit Amount" in its entirety;

(b)	adding the following definitions to such Section in
alphabetical order:

"Monthly Interest Proxy Amount" shall mean, with respect to any Monthly Period, as determined on any date of determination, an amount equal to the sum of (a) the product of
(i) the aggregate amount targeted to be deposited into the Interest Funding Account (for the avoidance of doubt, such amount shall include any interest, specified deposits, payments to derivative counterparties, program fees, liquidity fees or other amounts targeted to be deposited into the Interest Funding Account pursuant to the Indenture) for all outstanding tranches of Notes on the Transfer Date occurring in such Monthly Period and (ii) 1.50 and (b) following any increase in the Floating Allocation Investor Interest during such Monthly Period, the aggregate amount targeted to be deposited into the Interest Funding Account on the following Transfer Date which relates to such increase.

"Monthly Servicing Fee Proxy Amount" shall mean, with respect to any Monthly Period, as determined on any date of determination, an amount equal to the Net Servicing Fee calculated for the preceding Monthly Period.

"Netting Conditions" shall mean each of the following conditions: (i) a Pay Out Event with respect to Series 2001-D shall not have occurred and be continuing, (ii) an Early Redemption Event as described in Section 4.01 of the MBNAseries Indenture Supplement with respect to the Notes or similar early redemption event relating to excess spread amounts or portfolio yield as described in the Indenture Supplement for any other outstanding series of Notes shall not have occurred and be continuing, (iii) an Event of Default and acceleration as described in Section 701(a) or (b) of the Indenture shall not have occurred and be continuing, and (iv) the Servicer shall have a long-term unsecured debt rating of not lower than investment grade provided by Standard & Poor's and Fitch; provided, that the Netting Condition in this clause (iv) will be deemed to be satisfied unless it is not satisfied for a period of five Business Days and such condition has not been waived in writing by each applicable Rating Agency or cured.

"Subordinated Principal Target Deposit Amount" shall mean, for any date of determination during any Monthly Period, an amount equal to the excess, if any, of (a) the sum of (i) the Monthly Interest Proxy Amount for such Monthly Period, plus (ii) if the Seller or The Bank of New York is not the Servicer, the Monthly Servicing Fee Proxy Amount for such Monthly Period, over
(b) the aggregate amount of Collections of Finance Charge Receivables allocated to the Series 2001-D Certificateholders for the preceding Monthly Period (unless the Servicer has reason to expect that Collections of Finance Charge Receivables allocated to the Investor Certificateholders for the current Monthly Period will be materially less, in which case, the amount calculated pursuant to clause (b) shall be such lesser amount).

SECTION 2.	Amendment to Section 4.05.  (a)  Subsection
4.05(a)(i) of the Supplement shall be and hereby is amended by deleting such Subsection in its entirety and inserting the following language in its place:

	(i)	Allocate to the Series 2001-D
Certificateholders and deposit in the Finance Charge
Account an amount equal to the product of (y) the Floating
Investor Percentage on the Date of Processing of such Collections and (z) the aggregate amount of Collections of Finance Charge Receivables on such Date of Processing.
Funds deposited into the Finance Charge Account pursuant to this subsection 4.05(a)(i) shall be applied in accordance with Section 4.06.

		(b)	Subsection 4.05(a)(ii)(B)(1) of the Supplement shall
be and hereby is amended by deleting such Subsection in its entirety and inserting the following language in its place:

	(1)	on each such Date of Processing, an amount
equal to the lesser of (x) the Subordinated Note Percentage of the Collections in respect of Principal Receivables allocated to the Series 2001-D Certificateholders pursuant to this subsection 4.05(a)(ii) and (y) so long as the Netting Conditions are satisfied, the Subordinated
Principal Target Deposit Amount; provided, however, that if the Netting Conditions are not satisfied, an amount equal to subsection 4.05(a)(ii)(B)(1)(x).

SECTION 3.	Effectiveness.  The amendments provided for by
this Amendment shall become effective upon receipt by the Trustee of the following:

(a)	Evidence of satisfaction of the Rating Agency
Condition.

(b)	Confirmation from the Seller and Servicer that it has
received a copy of the written notification referred to in subsection 3(a) above and that such written notification is satisfactory to the Seller and Servicer in its sole discretion.

(c)	An Opinion of Counsel for the Seller addressed to the
Trustee to the effect that the terms of this Amendment will not adversely affect in any material respect the interests of any Investor Certificateholder.

(d)	Counterparts of this Amendment, duly executed by the
parties hereto.

SECTION 4.	Supplement in Full Force and Effect as Amended.
Except as specifically amended or waived hereby, all of the terms and conditions of the Supplement shall remain in full force and effect. All references to the Supplement in any other document or instrument shall be deemed to mean such Supplement as amended by this Amendment. This Amendment shall not constitute a novation of the Supplement, but shall constitute an amendment thereof. The parties hereto agree to be bound by the terms and obligations of the Supplement, as amended by this Amendment, as though the terms and obligations of the Supplement were set forth herein.

SECTION 5.	Counterparts.  This Amendment may be executed
in any number of counterparts and by separate parties hereto on separate counterparts, each of which when executed shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument.

SECTION 6.	Governing Law.  THIS AMENDMENT SHALL BE
CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS,
RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

SECTION 7.	Defined Terms and Section References.
Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Supplement, or if not therein, then in the Pooling and Servicing Agreement . All Section or subsection references herein shall mean Sections or subsections of the Supplement, except as otherwise provided herein.

		IN WITNESS WHEREOF, the Seller, the Servicer and the Trustee have caused this Amendment to be duly executed by their respective officers as of the day and year first above written.

						MBNA AMERICA BANK,
						  NATIONAL ASSOCIATION,
						  Seller and Servicer

						By:_/s/ Christopher A.
Halmy__________
	   Name:	Christopher A. Halmy
	   Title:	First Vice President


						THE BANK OF NEW YORK,
						  Trustee


						By:_/s/ Jonathan Farber
_______________
	   					   Name: Jonathan Farber
						   Title: Assistant Treasurer

(..continued)